                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant to 240.14a-11(c) or 240.14a-12

                             Bancorp Hawaii, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          [BANCORP HAWAII, INC. LOGO]

                              130 MERCHANT STREET
                             HONOLULU, HAWAII 96813

                                                                   March 7, 1997

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Bancorp Hawaii, Inc. to be held at 8:30 a.m. on Friday, April 25, 1997, on the Sixth Floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii.

    The accompanying Notice of Meeting and Proxy Statement describe the matters to be considered and voted upon at the meeting. In addition to consideration of these matters, a report to shareholders on the affairs of the Company will be given and shareholders will have the opportunity to discuss matters of interest concerning the Company.

    Regardless of the number of shares you own and whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. In the event that you are unable to attend the meeting, your shares may still be voted if you complete, sign, and return the enclosed Proxy Card. Please complete the Proxy Card and mail it promptly in the enclosed postage-paid return envelope to ensure that your shares are voted in the manner you desire. If you wish to do so, your proxy may be revoked at any time prior to its use.

    On behalf of the Board of Directors, thank you for your cooperation and support.

                                          Sincerely,
                                          /s/ Lawrence M. Johnson

                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 1997

To Our Shareholders:

    Notice is hereby given that the Annual Meeting of Shareholders of Bancorp Hawaii, Inc. ("Bancorp") will be held on Friday, April 25, 1997, at 8:30 a.m. on the sixth floor of the Bank of Hawaii Building, 111 South King Street, Honolulu, Hawaii, for the following purposes:

        1. To elect four Class II Directors for terms expiring in 2000 and a successor to fill the unexpired term of a retiring Class I Director.

        2.  To elect an Independent Auditor.

        3. To approve an amendment to Section 4.1 of the Bancorp Hawaii, Inc. Stock Option Plan of 1994 (the "Plan") to increase to 2,875,000 the number of shares of common stock available for grant under the Plan.

        4. To approve an amendment to the Restated Articles of Incorporation to change the name of Bancorp Hawaii, Inc. to Pacific Century Financial Corporation.

        5. To transact any other business that may be properly brought before the meeting.

    Only owners of record of Bancorp Hawaii, Inc. common stock at the close of business February 20, 1997 are entitled to attend the meeting and vote on the business brought before it.

    You are urged to attend the meeting in person. However, in the event that you are unable to attend the meeting, your shares may still be voted if you fill in, sign, and return the enclosed Proxy Card in the attached postage prepaid envelope. The Proxy Statement, to which your attention is now invited, is intended to provide certain background information that will be helpful in deciding how to cast your vote on business transacted at the meeting.

    Please complete the Proxy Card and mail it promptly in the enclosed postage-paid envelope to ensure that your shares are voted in the manner you desire. If you wish to do so, your proxy may be revoked at any time prior to its use.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                 [SIGNATURE]

                                          CORI C. WESTON
                                          Vice President and Corporate Secretary
                                          Bancorp Hawaii, Inc.

Honolulu, Hawaii
Dated: March 7, 1997

                                   IMPORTANT
           PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY
       AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL SAVE
              BANCORP THE EXPENSE OF A SUPPLEMENTARY SOLICITATION.
                         THANK YOU FOR ACTING PROMPTLY.

                              BANCORP HAWAII, INC.
                              130 MERCHANT STREET
                             HONOLULU, HAWAII 96813

                                PROXY STATEMENT
          FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 25, 1997
                   (Approximate Mailing Date: March 7, 1997)

    The accompanying proxy is solicited by order of the Board of Directors of Bancorp Hawaii, Inc. ("Bancorp"). Any proxy submitted as a result of this solicitation may be revoked by the shareholder by giving notice of revocation to Bancorp in writing or in person at any time prior to its use. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

    The expense of this mail solicitation will be paid by Bancorp. In addition to using the mails, proxies may be solicited by officers, directors, and regular employees of Bancorp or its subsidiaries, in person, or by telephone, telefax or telegram without additional compensation for such services. Bancorp will also request brokers or nominees who hold Bancorp's common stock in their names to forward proxy material at Bancorp's expense to the beneficial owners of such stock. Bancorp has retained Georgeson & Company, a firm of professional proxy solicitors, to aid in the solicitation of such proxies at an estimated fee of $7,000 plus reimbursement of out-of-pocket expenses.

        VOTING SECURITIES, VOTES REQUIRED, AND PRINCIPAL HOLDERS THEREOF

    As of February 20, 1997 (the "record date"), Bancorp had outstanding 39,748,880 shares of common stock. If holders of more than 50% of those shares are represented at the meeting, either in person or by proxy, a quorum will exist for conducting business. Each share of common stock is entitled to one vote; cumulative voting is not permitted under the By-Laws of Bancorp. Approval of the amendment to the Restated Articles of Incorporation to change the name of Bancorp requires the affirmative vote of two-thirds of Bancorp's stock outstanding on the record date. Approval of the amendment to increase the number of shares available for issuance under the Bancorp Hawaii, Inc. Stock Option Plan of 1994 requires the approval of a majority of Bancorp's stock outstanding on the record date. All other matters that will be submitted to the shareholders at the meeting will require an affirmative vote of a majority of shares present in order to be valid and binding. Under Hawaii law and Bancorp's Restated Articles of Incorporation and By-Laws, as amended, abstentions and broker non-votes are not voted in favor of or against any matter that may come before the Annual Meeting. Such abstentions and broker non-votes will, however, have the effect of a negative vote if an item requires the approval of a specified proportion of all issued and outstanding shares of Bancorp's common stock.

    At the close of business on December 31, 1996, Bancorp had 39,959,234 shares of common stock outstanding. Two corporations were known to Bancorp to own beneficially 5% or more of Bancorp's common stock. Information about such ownership is set forth in the following table:

                               NAMES AND ADDRESSES OF              AMOUNT AND NATURE OF     PERCENT
 TITLE OF CLASS                  BENEFICIAL OWNERS                 BENEFICIAL OWNERSHIP    OF CLASS
-----------------  ----------------------------------------------  --------------------  -------------
Common Stock       Wellington Management Co.                            3,361,390               8.4%
                   75 State Street
                   Boston, Massachusetts 02109

Common Stock       State Farm Mutual Auto Insurance                     2,811,556               7.0%
                     Company and its related entities
                   One State Farm Plaza
                   Bloomington, Illinois 61701

---------

(1) Wellington Management Company, LLP, ("WMC") is an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. As of December 31, 1996, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 3,361,390 shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1996, WMC had voting power and dispositive power as follows: sole voting power, 0 shares; shared voting power, 2,159,200 shares; sole dispositive power, 0 shares; shared dispositive power, 3,361,390 shares.

(2) State Farm Mutual Automobile Insurance Company and its related entities have sole voting and dispositive power over the 2,811,556 shares.

                             ELECTION OF DIRECTORS

    The Restated Articles of Incorporation of Bancorp provide that the Board of Directors shall consist of not less than 3 nor more than 15 persons who shall be elected for such terms as may be prescribed in the By-Laws of Bancorp. The By-Laws of Bancorp provide for a Board of Directors consisting of 11 persons divided into 3 classes, with the terms of office of one class expiring each year. Directors to succeed the class of directors whose terms expire will be elected for terms of 3 years at Bancorp's annual meetings.

    Listed below are the four persons who have been nominated as Class II directors to serve 3-year terms to expire in 2000, and the person who has been nominated as a Class I director to fill the unexpired term (to expire in 1999) of a Class I director who has reached mandatory retirement age. All of the nominees, except Donald M. Takaki are currently serving as directors of Bancorp. Mr. Takaki has been nominated as a Class I director to succeed K. Tim Yee, who has reached mandatory retirement age. Should any of these nominees become unable to serve, an event which is not anticipated by Bancorp, the proxies, except those from shareholders who have given instructions to withhold voting for the following nominees, will be voted for such other persons as management may nominate. Certain information concerning each of the nominees, and each of the continuing directors, is set forth after his/her name. Each nominee or director continuing in office is also currently a director of Bank of Hawaii (the "Bank"), Bancorp's major subsidiary.

      NOMINEES FOR ELECTION AS CLASS II DIRECTORS -- TERMS EXPIRE IN 2000

                                                                                               SHARES OF BANCORP
     NAME, AGE, AND                                                       OTHER                  COMMON STOCK
   YEAR FIRST ELECTED          PRINCIPAL OCCUPATION(S)                DIRECTORSHIPS               OWNED AS OF
       AS DIRECTOR               DURING PAST 5 YEARS                       HELD                DECEMBER 31, 1996
-------------------------  --------------------------------  --------------------------------  -----------------
David A. Heenan;           Trustee, The Estate of James      Aloha Airgroup, Inc.;                    4,697(1)
  57; 1993                   Campbell since January 1,       Aloha Airlines, Inc.;
                             1995; Chairman, President and   C. Brewer Homes, Inc.;
                             Chief Executive Officer of      Pico Products, Inc.;
                             Theo H. Davies & Co., Ltd.      Bank of Hawaii International,
                             (the North American subsidiary  Inc., a
                             of Hong Kong-based Jardine      subsidiary of the
                             Matheson Holdings Ltd., a       Bank;
                             diversified multi-national      Pacific Capital Asset
                             corporation) July 1982 to       Management, a subsidiary
                             December 31, 1994.              of the Bank.

Stuart T. K. Ho;           Chairman of the Board and         Aloha Airgroup, Inc.;                   24,243(2)
  61; 1987                   President, Capital Investment   Aloha Airlines, Inc.;
                             of Hawaii, Inc. (diversified    Bishop Insurance of   Hawaii,
                             real estate development and     Inc.;
                             management company) since       Capital Investment of   Hawaii,
                             January 1982; Chairman,         Inc.;
                             Gannett Pacific Corp.           Gannett Co., Inc.;
                             (newspaper publishing company)  College Retirement Equities
                             since 1987.                     Fund; Various subsidiaries and
                                                             affiliates of Bancorp.

Lawrence M. Johnson;       Chairman and Chief Executive      Various subsidiaries and               350,006(3)(4)
  56; 1989                   Officer of Bancorp and the      affiliates of Bancorp.
                             Bank since August 1994;
                             President of Bancorp and the
                             Bank March 1989 to July 1994;
                             Executive Vice President of
                             Bancorp August 1980 to
                             February 1989, Director of the
                             Bank since April 1989.

Fred E. Trotter;           President of F. E. Trotter, Inc.  Longs Drug Stores;                       3,792(5)
  66; 1978                   since January 1970.             Maui Land & Pineapple Co., Inc.;
                                                             Bancorp Leasing of Hawaii Inc.,
                                                             a subsidiary of Bank of Hawaii.

        NOMINEE FOR ELECTION AS CLASS I DIRECTOR -- TERM EXPIRES IN 1999

                                                                                                 SHARES OF BANCORP
   NAME, AGE, AND                                                          OTHER                   COMMON STOCK
 YEAR FIRST ELECTED          PRINCIPAL OCCUPATION(S)                   DIRECTORSHIPS                OWNED AS OF
     AS DIRECTOR               DURING PAST 5 YEARS                         HELD                  DECEMBER 31, 1996
---------------------  -----------------------------------  -----------------------------------  -----------------
Donald M. Takaki;      Chairman and Chief Executive         Bank of Hawaii;                             2,067(6)
  55                     Officer, Island Movers, Inc.         Bank of Hawaii, International,
                         since 1964 (a transportation         Inc. a subsidiary of the Bank.
                         service company); President,
                         Transportation Concepts, Inc.
                         since 1988(a transportation
                         leasing company and General
                         Partner, Don Rich Associates
                         since 1979, (a real estate
                         development company.

    The foregoing persons will be nominated for election as Class II and Class I directors, as indicated above. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless otherwise specified thereon.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

    A shareholder may nominate a particular individual to serve as a director, provided notice of such nomination together with the written consent of such individual to serve as a director is given within the time period provided for in Section 2.06 of the By-Laws of Bancorp as restated. The notice of nomination must be made in writing, delivered or mailed by first class mail to the Corporate Secretary of Bancorp, and must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of the nominee, and (iii) the number of shares of Bancorp stock beneficially owned by the nominee.

                         DIRECTORS CONTINUING IN OFFICE
                  CLASS III DIRECTORS -- TERMS EXPIRE IN 1998

                                                                                                SHARES OF BANCORP
       NAME, AGE, AND                                                           OTHER             COMMON STOCK
     YEAR FIRST ELECTED               PRINCIPAL OCCUPATION(S)               DIRECTORSHIPS          OWNED AS OF
        AS DIRECTOR                     DURING PAST 5 YEARS                      HELD           DECEMBER 31, 1996
----------------------------  ----------------------------------------  ----------------------  -----------------
Mary G. F. Bitterman;         President and Chief Executive Officer,    Various subsidiaries           7,361(7)
  52; 1994                      KQED, Inc. (public broadcasting         and affiliates of
                                center) since November 1993;            Bancorp.
                                Consultant (telecommunications,         McKesson Corp.
                                investments and Asian-Pacific affairs)
                                November 1988 to October 1993.

Herbert M. Richards, Jr.;     President and Manager, Kahua Ranch, Ltd.  Various subsidiaries           4,761(8)
  67; 1994                      (cattle and sheep ranching and            and affiliates of
                                diversified agricultural business)        Bancorp.
                                since December 1953.

H. Howard Stephenson;         Retired; Chairman and Chief Executive     Various subsidiaries         207,929(9)
  67; 1980                      Officer of Bancorp and the Bank March     and affiliates of
                                1989 to July 1994; President of           Bancorp.
                                Bancorp and the Bank August 1980 to
                                February 1989.

Stanley S. Takahashi;         Executive Vice President & Chief          Various subsidiaries           1,850(10)
  64; 1996                      Operating Officer, Kyo-Ya Company,        and affiliates of
                                Ltd. since 1989; Secretary/Treasurer      Bancorp.
                                since 1994 and Director of United
                                Laundry Service, Inc. since 1992;
                                President and Director of Kyo-Ya
                                Insurance Services Inc. since 1994;
                                Director of Kokusai Kogyo Company,
                                Ltd. since 1992 (diversified ownership
                                of hotels and resorts in Hawaii,
                                California, Florida and Australia).

                         DIRECTORS CONTINUING IN OFFICE
                   CLASS I DIRECTORS -- TERMS EXPIRE IN 1999*

                                                                                                  SHARES OF BANCORP
     NAME, AGE, AND                                                             OTHER               COMMON STOCK
   YEAR FIRST ELECTED               PRINCIPAL OCCUPATION(S)                 DIRECTORSHIPS            OWNED AS OF
       AS DIRECTOR                    DURING PAST 5 YEARS                        HELD             DECEMBER 31, 1996
-------------------------  -----------------------------------------  --------------------------  -----------------
Peter D. Baldwin;          President of Baldwin Pacific Corporation   Maui Land & Pineapple Co.,        2,437(11)
  59; 1991                   (diversified foods distribution, milk      Inc.
                             and juice processing/packaging company,
                             and orchard farming in California)
                             since 1965; President, Baldwin Pacific
                             Properties, Inc. (real estate
                             development company) since 1988;
                             Director and Chief Executive Officer of
                             Orchards Hawaii, Inc. (fruit juice
                             marketing) since 1986; President of
                             Haleakala Ranch Co. (cattle ranching
                             and real estate development).
Richard J. Dahl;           President of Bancorp and the Bank, since   Various subsidiaries and        189,853(12)
  45; 1995                   August 1994 and Chief Operating Officer    affiliates of Bancorp.
                             of the Bank since August 1995;
                             Executive Vice President and Chief
                             Financial Officer of Bancorp April 1987
                             to January 1994; Vice Chairman of the
                             Bank December 1989 to July 1994.
                             Director of the Bank since April 1994.

---------

  * Thomas C. Leppert resigned as a Class I director of Bancorp effective December 1, 1996 and joined the Bank as Vice Chairman and Bancorp as Executive Vice President of Bancorp and as provided for in the Restated Articles of Incorporation and By-Laws of Bancorp, the Board of Directors resolved that the vacancy created by Mr. Leppert's resignation would not be filled and reduced the number of directors from twelve to eleven.

 (1) Includes 1,485 shares owned by self, 100 of which are restricted shares, 160 shares held in trust for Mr. Heenan, 2,052 shares acquired under the Directors Deferred Compensation Plan ("Deferred Plan"), and 1,000 restricted shares that Mr. Heenan has the right to acquire under the Director Stock Option Plan ("Stock Option Plan").

 (2) Includes 470 shares owned by self, 370 shares of which are in an individual retirement account, and 100 of which are restricted shares, 562 shares owned by spouse in an individual retirement account, and 6,768 shares acquired under the Deferred Plan, 1,000 restricted shares that Mr. Ho has the right to acquire under the Stock Option Plan, and indirectly 15,443 shares as co-trustee for the Chinn Ho Trust under Trust Agreement dated February 6, 1987.

 (3) Includes 20,836 shares held in trust for Mr. Johnson under the Bank of Hawaii Profit Sharing Plan, 157,051 shares that Mr. Johnson has the right to acquire within 60 days through the exercise of stock options, and 124,657 owned by self, 100 of which are restricted shares.

 (4) Includes 48,262 shares owned by the Bancorp Hawaii Charitable Foundation (the "Foundation"). The Board of Directors of the Foundation, which consists of the Bank's directors, has appointed Mr. Johnson as President of the Foundation. Mr. Johnson, as President, has the authority to direct the disposition of, and to vote and execute proxies for, such shares on behalf of the Foundation. Because Mr. Johnson possesses shared voting and investment power with respect to such shares, he may be deemed to have incidents of beneficial ownership thereof for certain purposes within the meaning of the applicable regulations of the Securities and Exchange Commission. If the total number of shares beneficially owned by Mr. Johnson included such shares held in trust for the Foundation, the percentage of shares of common stock owned by Mr. Johnson would be 0.88%. Mr. Johnson has advised Bancorp that he disclaims beneficial ownership of such shares of Bancorp's common stock.

 (5) Includes 967 shares owned by the F. E. Trotter, Inc. Pension Plan, of which Mr. Trotter is the sole participant, 21 shares owned by daughter Brooke, and 1,804 shares owned by self. 100 restricted shares held in trust for Mr. Trotter, and 1,000 restricted shares that Mr. Trotter has the right to acquire under the Stock Option Plan.

 (6) Includes 1,092 shares owned jointly with spouse, 100 restricted shares held individually, 375 shares acquired under the Deferred Plan, and 500 restricted shares Mr. Takaki has the right to acquire under the Stock Option Plan.

 (7) Includes 1,941 shares held in trust for Dr. Bitterman, 100 of which are restricted, 500 shares owned by self in an individual retirement account, 1,840 shares held in trust for spouse, 1,000 shares owned by spouse in an individual retirement account, 1,080 shares owned by daughter Sarah, and 1,000 restricted shares that Ms. Bitterman has the right to acquire under the Stock Option Plan.

 (8) Includes 2,103 shares owned by Kahua Ranch, Ltd., of which Mr. Richards is President and Manager and beneficiary of trust, 1,658 shares owned by self, 100 of which are restricted shares, and 1,000 restricted shares that Mr. Richards has the right to acquire under the Stock Option Plan.

 (9) Includes 68,014 shares held in trust for Mr. Stephenson, 100 of which are restricted shares, 64,916 shares held in trust for spouse and 73,999 shares that Mr. Stephenson has the right to acquire within 60 days through the exercise of stock options, and 1,000 restricted shares that Mr. Stephenson has the right to acquire under the Stock Option Plan.

(10) Includes 750 shares owned jointly with spouse in trust, 100 restricted shares held individually, and 1,000 restricted shares that Mr. Takahashi has the right to acquire under the Stock Option Plan.

(11) Includes 1,337 shares owned by Baldwin Pacific Corporation, of which Mr. Baldwin is President, Director, and owner of all of the outstanding shares of stock, 100 restricted shares held in trust for Mr. Baldwin, and 1,000 restricted shares that Mr. Baldwin has the right to acquire under the Stock Option Plan.

(12) Includes 16,344 shares owned jointly with spouse, 100 restricted shares owned individually, 1,339 shares held in trust for Mr. Dahl, 22,033 shares held in trust for spouse, 1,782 shares owned by son Steven, 1,782 shares owned by daughter Sarah, 1,727 shares owned by daughter Jane, 1,511 shares held in trust for Mr. Dahl under the Bank of Hawaii Profit Sharing Plan, and 143,235 shares that Mr. Dahl has the right to acquire within 60 days through the exercise of stock options.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows as of December 31, 1996, the number of shares of common stock of Bancorp beneficially owned by all named executive officers of Bancorp, individually, and all directors, executive officers and nominees as a group. Chairman and Chief Executive Officer Johnson and President and Chief Operating Officer Dahl are omitted from this table since such information is provided for Mr. Johnson as a director nominee on page 3 and Mr. Dahl as a director continuing in office on page 6.

                                                                                               NUMBER OF SHARES
         NAME, AND AGE OF                  CURRENT POSITION AND BUSINESS EXPERIENCE           BENEFICIALLY OWNED
            INDIVIDUAL                            DURING THE PAST FIVE YEARS                         (A)
----------------------------------  -------------------------------------------------------  --------------------
Alton T. Kuioka;                    Executive Vice President of Bancorp since October 1994;         90,430(b)
  53                                  Director of the Bank of Hawaii since November 1996;
                                      Vice Chairman of the Bank since June 1994; and Chief
                                      Lending Officer of the Bank since August 1995;
                                      Executive Vice President of the Bank from November
                                      1991 to May 1994; Senior Vice President from October
                                      1988 to October 1991.

David A. Houle;                     Senior Vice President, Treasurer and Chief Financial            27,220(c)
  49                                  Officer of Bancorp since December 1992 and Executive
                                      Vice President and Chief Financial Officer of the
                                      Bank since February 1994; Senior Vice President and
                                      Investment Manager at Comerica Incorporated from
                                      January 1985 to September 1992.

Denis K. Isono;                     Vice President and Controller of Bancorp since 1988;            21,334(d)
  45                                  Senior Vice President of the Bank since 1993, and
                                      Controller of the Bank since 1986.

Directors, nominees and executive                                                                  939,830(e)
  officers as a group (15 persons)

---------

(a) Each of the above named executive officers beneficially owns less than 1% of the outstanding shares of common stock of Bancorp.

(b) Includes 8,408 shares held in trust for Mr. Kuioka under the Bank of Hawaii Profit Sharing Plan, 19,118 shares owned by self and 62,904 shares that Mr. Kuioka has the right to acquire within 60 days through the exercise of stock options.

(c) Includes 420 shares held in trust for Mr. Houle under the Bank of Hawaii Profit Sharing Plan, 2,200 shares owned jointly with spouse, 100 shares owned by spouse in an individual retirement account, and 24,500 shares that Mr. Houle has the right to acquire within 60 days through the exercise of stock options.

(d) Includes 17,175 shares that Mr. Isono has the right to acquire within 60 days through the exercise of stock options, 1,544 shares held in trust for Mr. Isono under the Bank of Hawaii Profit Sharing Plan, 2,500 shares owned jointly with spouse, 56 shares owned by spouse as custodian for son Tyler and 59 shares owned by spouse as custodian for son Travis.

(e) Includes 48,262 shares owned by the Bancorp Hawaii Charitable Foundation of which Mr. Johnson is President as mentioned in footnote (4) on page 7 and 305,865 shares that may be acquired by executive officers within 60 days through the exercise of stock options, and 31,919 shares held in trust under the Bank of Hawaii Profit Sharing Plan pursuant to elections by executive officers. If all such shares are included, all directors and executive officers of Bancorp as a group owned 2.35% of

    Bancorp's common stock on December 31, 1996 and no one director or executive officer owned more than 1% of such stock

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Bancorp's directors and executive officers and persons who own more than ten percent of Bancorp's common stock to report their ownership and changes in their ownership of Bancorp's common stock to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established by the Securities and Exchange Commission and Bancorp is required to report in this proxy statement any failure of its directors and executive (and certain other) officers to file by these dates.

    To Bancorp's knowledge, based solely on review of the copies of such reports received by Bancorp and the written representations of its directors and officers, Bancorp believes that all such filing requirements were satisfied by its directors and officers for 1996.

                      DUTIES AND COMPENSATION OF DIRECTORS

    Bancorp's Board of Directors met a total of 7 times during 1996. Each of the directors attended 75% or more of the aggregate total number of meetings of the Board of Directors and the total number of meetings held by the committees on which he or she served in 1996.

    With the exception of Mr. Johnson and Mr. Dahl, who are not compensated for serving on the Board of Directors, each director was paid an annual retainer of $8,000, plus $750 for each regular Board meeting attended.

    The Board of Directors has 5 committees -- Audit Committee, Compensation and Management Development Committee ("Compensation Committee"), Chief Executive Office Evaluation Committee ("CEO Evaluation Committee"), Executive Committee, and Nominating Committee. Directors who are not employees of Bancorp or any of its subsidiaries serving as members of the Audit Committee, Compensation Committee, and Executive Committee receive $600 for each meeting attended. The chairman of the Compensation Committee receives an annual retainer of $2,500. The chairman and vice chairman of the Audit Committee also receive an annual retainer of $3,000 and $2,500, respectively. The co-chairmen of the CEO Evaluation Committee receive an annual total compensation of $1,500 each and each member received an annual total compensation of $1,000 each.

    Bancorp maintains a Directors' Deferred Compensation Plan ("Deferred Plan") under which each director may elect to defer all of his annual retainer and meeting fees or all of his annual retainer. Distribution of the deferred amounts will commence as of the first day of the first calendar month after the participating director ceases to be a director of Bancorp. Distribution will be made in a lump sum or in approximately equal annual installments over such period of years (not exceeding 10 years) as the director elects. The Deferred Plan was amended December 13, 1995, effective January 1, 1996, to permit investment of the deferred amounts into certain Pacific Capital Funds. The Deferred Plan was further amended July 26, 1996 effective September 1, 1996 to permit investment of the deferred amounts into Bancorp stock. The deferred amounts will no longer be credited with interest but will be valued based on the underlying investment in the Pacific Capital Funds and Bancorp stock.

    Bancorp maintains a Director Stock Compensation Program ("Program"). Under the Program, each director of Bancorp and the Bank receives an automatic annual grant of options to acquire restricted stock under the Stock Option Plan at a price equal to the fair market value of Bancorp's stock at the date of grant. A director who is a member of both Boards receives an annual option for 1,000 restricted shares, and a director who serves on only one Board receives an annual option for 500 restricted shares. In addition, under the Restricted Share Plan, directors of the Bank receive automatic annual grants of 100 restricted shares (not to exceed 500 restricted shares to any one director). These grants will replace qualifying shares (which are no longer required by state law) currently held by most Bank of Hawaii directors. Upon receipt of 500 shares of restricted stock under the Restricted Share Plan, directors will transfer their qualifying shares to the Bank at par value. Restricted stock issued under the Program carries voting and dividend rights but is generally non-transferable during a restriction period that ends upon expiration of a director's last consecutive term at death, upon a change in control, or upon removal from office by shareholders without cause. Restricted stock will be forfeited if a director ceases to serve as a director for any reason that does not cause a lapse of the restriction period.

AUDIT COMMITTEE

    The Audit Committee, composed of Stuart T. K. Ho (Chairman), Mary G. F. Bitterman (Vice-Chairman), David A. Heenan, Robert Wo, Jr., and K. Tim Yee, met 4 times during 1996. The primary functions of this Committee are to review Bancorp's filings with the Securities and Exchange Commission, review tax matters of consequence to Bancorp and its subsidiaries, review the internal financial controls of Bancorp and its subsidiaries, review the scope of auditing activity and reports prepared by Bancorp's independent and internal auditors and regulatory agencies, and report the results to the Board of Directors. The Committee also annually reviews the audit services provided by the independent auditors and makes recommendations to the Board of Directors with respect to the nomination of independent auditors for Bancorp.

COMPENSATION COMMITTEE

    The Compensation Committee, composed of Fred E. Trotter (Chairman), Stuart
T. K. Ho, and Herbert M. Richards, Jr.*, met 3 times during 1996. The functions of this Committee are to review, approve, and report to the Board of Directors, the compensation arrangements and plans for senior management of Bancorp and its subsidiaries. No member of the Compensation Committee may be an executive officer of Bancorp and no executive officer of Bancorp may be a member of the parallel committee of a corporation of which any of Bancorp's outside directors is an officer or director. No executive officer of Bancorp is a director of another entity having an executive officer who is a member of the Compensation Committee.

CEO EVALUATION COMMITTEE

    At the request of Mr. Johnson, the Board has initiated an expanded evaluation and assessment of the CEO's performance. The CEO Evaluation Committee, composed of Fred E. Trotter (Co-Chairman), H. Howard Stephenson (Co-Chairman), Stuart T. K. Ho, Peter D. Baldwin, K. Tim Yee and Herbert M. Richards, Jr.* met 6 times in 1996. The functions of this Committee are to determine the performance objectives of the CEO and evaluate the CEO's performance measured against the performance objectives and goals of Bancorp.*

EXECUTIVE COMMITTEE

    The Executive Committee met 3 times during 1996 and is composed of H. Howard Stephenson (Chairman), Lawrence M. Johnson, Richard J. Dahl, Stuart T. K. Ho, Fred E Trotter, and two other non-employee directors (currently Peter D. Baldwin and K. Tim Yee) who serve for six-month rotating terms. This Committee is authorized to exercise certain powers of the Board of Directors, which are delegated by resolution, during intervals between the meetings of the Board of Directors when time is of the essence.

NOMINATING COMMITTEE

    The Nominating Committee, composed of Fred E. Trotter (Chairman), Peter D. Baldwin, Mary G. F. Bitterman, David A. Heenan, Stuart T. K. Ho, Herbert M. Richards, Jr., H. Howard Stephenson, Stanley S. Takahashi and K. Tim Yee, met once during 1996*. The functions of this Committee include the authority to consider and recommend to the Board of Directors nominees to fill Board vacancies. In addition to the nomination procedure discussed on page 4, this Committee will consider recommendations by shareholders for nominees for election to the Board, if such recommendations are received in writing, prior to February 4, 1998 and not earlier than January 24, 1998 and as otherwise provided by Section 2.06 of the restated By-Laws of Bancorp, addressed to Bancorp's Nominating Committee in care of the Corporate Secretary, Bancorp Hawaii, Inc., 130 Merchant Street, Honolulu, Hawaii 96813.

    *Mr. Leppert resigned from the Compensation Committee and CEO Evaluation Committee effective December 1, 1996 and Herbert M. Richards, Jr. was appointed as his successor on each such committee.

                             EXECUTIVE COMPENSATION

    The following table sets forth for the fiscal years ending December 31, 1996, 1995, and 1994, information with respect to compensation paid by Bancorp to the Chief Executive Officer and Bancorp's other executive officers, ("named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                              ------------------------
                                                                                             PAYOUTS
                                                                                            ----------
                            ANNUAL COMPENSATION                                 AWARDS      SECURITIES
---------------------------------------------------------------------------   -----------   UNDERLYING   LONG TERM
                                                               OTHER ANNUAL   RESTRICTED     OPTIONS/    INCENTIVE    ALL OTHER
                                                     BONUS     COMPENSATION      STOCK         SARS       PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION (1)  YEAR  SALARY ($)    ($)(2)       ($)(3)      AWARD(S)(4)     (#)(5)      ($)(6)       ($)(7)
-------------------------------  ----  ----------   --------   ------------   -----------   ----------   ---------   -----------
Lawrence M. Johnson............  1996    652,917     491,973       --                100       50,000           0       135,825
  Chairman of the Board and      1995    575,004     488,753       --                          65,000           0        40,493
  Chief Executive Officer        1994    485,233     145,000       --                          12,500           0        32,533

Richard J. Dahl................  1996    443,750     300,929       --                100       40,000           0        84,585
  President and Chief            1995    375,000     255,000       --                          50,000           0        26,440
  Operating Officer              1994    306,112     100,000       --                          10,000           0        20,555

Alton T. Kuioka................  1996    271,567     184,234       --                          20,000           0        52,980
  Executive Vice President and   1995    226,257     153,855       --                          27,000                    15,988
  Chief Lending Officer          1994    172,287      60,000       --                           7,500           0        11,606

David A. Houle.................  1996    222,917     101,282       --                          10,000           0        38,834
  Senior Vice President,
  Treasurer                      1995    168,639      80,319       --                          11,500                    11,940
  and Chief Financial Officer    1994    149,420      40,000       --                           7,500           0        10,075

Denis K. Isono.................  1996    114,141      40,047       --                           4,000           0        21,516
  Vice President and Controller  1995    106,710      38,824                                    5,000                     7,562
                                 1994     96,123      20,000       --                           1,250           0         6,481

---------

(1) Mr. Johnson has been Chairman of the Board and Chief Executive Officer since August 1, 1994. Mr. Dahl has been President since August 1, 1994 and Chief Operating Officer since August 1995. Mr. Kuioka has been Executive Vice President since October 26, 1994 and Chief Lending Officer since August 1995.

(2) "Bonus" consists of cash awards under Bancorp's One-Year Incentive Plans for the years 1995 and 1996. In 1994 a special cash bonus was awarded to all of the named executive officers. The material terms of the 1996 One-Year Incentive Plans are described in the Compensation Committee's Report in the section entitled "One-Year Incentive Plans" on page 18.

(3) Perquisites did not exceed $50,000 or 10% of the total of annual salary and bonus reported for any named executive officer for 1996.

(4) In 1996, Mr. Johnson and Mr. Dahl each received 100 restricted shares under the Director Stock Compensation Program. The fair market value on the date of grant was $35.50 and the fair market value at year-end was $42.00. Dividends are paid on the restricted stock.

(5) Each stock option was in tandem with a stock appreciation right ("SAR"). A SAR entitles the optionee, in lieu of exercising the stock option, to receive cash equal to the excess of the value of one share over the option price times the number of shares as to which the option is exercised. There were no restricted stock awards to the named executive officers of Bancorp for the years 1994 or 1995. All stock option awards were granted with an exercise price that is equal to the fair market value of Bancorp's common stock on the date of grant. The number and exercise price of the stock options awarded to the named executive officers were not adjusted or amended for the years 1994, 1995 and 1996, except for the adjustment for the 50% stock dividend paid on March 15, 1994, as required by the Stock Option Plans. Stock options granted prior to March 16, 1994 have been adjusted for the 50% stock dividend paid by Bancorp.

(6) Represents amounts paid under Bancorp's Sustained Profit Growth Plan. There were no amounts paid under this plan for the three-year incentive period January 1, 1992 through December 31, 1994, January 1, 1993 through December 31, 1995 or January 1, 1994 through December 31, 1996. See section entitled "Sustained Profit Growth Plan" on page 19.

(7) This column includes allocations for 1996 under the Bank of Hawaii Profit Sharing Plan (the "Profit Sharing Plan"), the Bank of Hawaii Profit Sharing Excess Plan (the "Excess Profit Sharing Plan"), the Bancorp Hawaii, Inc. Money Purchase Plan (the "Money Purchase Plan") and the Bancorp Hawaii Inc. Excess Money Purchase Plan (the "Excess Money Purchase Plan"). The Profit Sharing Plan is a tax-qualified defined contribution plan. Each plan year, Bancorp makes a profit sharing contribution based on Bancorp's adjusted net income and adjusted return on equity for the plan year. The profit sharing contribution is allocated to all participants based on a participant's eligible compensation. The Profit Sharing Plan contains a 401(k) member savings feature which meets the requirements of section 401(k) of the Internal Revenue Code. Effective January 1, 1996, the Profit Sharing Plan was enhanced to include a company matching contribution of $1.25 for each $1 (up to 2% of eligible compensation) a participant contributes in 401(k) member savings.

    The Money Purchase Plan was adopted effective January 1, 1996. The Money Purchase Plan is a tax-qualified defined contribution plan under which a participant will receive an allocation of an amount equal to 4% of the participant's total eligible compensation.

    The Internal Revenue Code ("Code") imposes certain limitations on the annual amounts that any participant may receive under tax-qualified defined contribution plans equal to the lesser of $30,000 or 25% of eligible compensation. As a result, the Excess Profit Sharing Plan and the Excess Money Purchase Plan were adopted effective January 1, 1992 and January 1, 1996, respectively. The amount of any reduction applied to the qualified plan contributions as a result of Code limitations are credited under the Excess Profit Sharing and Excess Money Purchase Plans to accounts maintained on the books of Bancorp. The amounts allocated under these plans will be paid from the general assets of Bancorp at the time the participant receives a distribution of his respective account from the Profit Sharing Plan and Money Purchase Plan. Effective August 1, 1996, "rabbi trusts" were established with respect to the Excess Profit Sharing Plan and Excess Money Purchase Plan in order to better secure the payment of benefits. While assets of these plans are set aside in trust (with Hawaiian Trust Company, Ltd. as trustee), such assets remain the general assets of Bancorp and are subject to the claims of Bancorp's general creditors. Participants under these plans are allowed to direct the investment of their accounts in a manner similar to the Profit Sharing and Money Purchase Plans.

    For 1996 the named executive officers received the following allocations under the Profit Sharing Plan, the Excess Profit Sharing Plan, the Money Purchase Plan, and the Excess Money Purchase Plan:

                                             PROFIT SHARING     EXCESS PROFIT
                                  401(K)          PLAN             SHARING         MONEY PURCHASE   EXCESS MONEY PURCHASE
                                  MATCH        ALLOCATION      PLAN ALLOCATION     PLAN ALLOCATION     PLAN ALLOCATION
                                  ---------  --------------  --------------------  ---------------  ----------------------
Lawrence M. Johnson.............  $   3,750    $   11,353         $   75,055          $   6,000           $   39,667
Richard J. Dahl.................      3,750        11,353             41,532              6,000               21,950
Alton T. Kuioka.................      3,750        11,353             20,855              6,000               11,022
David A. Houle..................      3,750        11,353             11,600              6,000                6,131
Denis K. Isono..................      3,750        11,353                270              6,000                  143

                  STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                             -------------------------------
                                                NUMBER OF       % OF TOTAL
                                                SECURITIES     OPTIONS/SARS
                                                UNDERLYING      GRANTED TO    EXERCISE OR               GRANT DATE
                                               OPTIONS/SARS    EMPLOYEES IN   BASE PRICE   EXPIRATION    PRESENT
NAME                                           GRANTED (#)      FISCAL YEAR     $/SHARE       DATE      VALUE (1)
-------------------------------------------  ----------------  -------------  -----------  -----------  ----------
Lawrence M. Johnson........................       50,000(2)     11.20/29.59    $   42.25     12-20-06   $  592,500
Richard J. Dahl............................       40,000(2)      8.95/23.67        42.25     12-20-06      474,000
Alton T. Kuioka............................       20,000(2)      4.47/11.83        42.25     12-20-06      237,000
David A. Houle.............................       10,000(2)      2.24/ 5.92        42.25     12-20-06      118,500
Denis K. Isono.............................        4,000(2)       .90/ 2.37        42.25     12-20-06       47,400

---------

(1) The estimated grant date present value was calculated using the Black-Scholes model. The following assumptions were utilized in determining the values: annual dividend yield of 2.75%; stock price volatility 16.97% (based on daily stock prices for the one year period prior to the grant date); and an option term of ten years.

(2) Stock options in tandem with SARs granted on December 20, 1996 become exercisable on December 19, 1997 for a nine-year period ending December 19, 2006. The exercise or base price of the stock options and tandem SARs was the fair market value of Bancorp's common stock on date of grant. All such options and tandem SARs would become immediately exercisable upon a change in control of Bancorp.

    The stock options and stock appreciation rights exercised by the named executive officers during fiscal 1996, as well as the number and total value of unexercised in-the-money options as of December 31, 1996, are shown in the following table:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED,
                                                                         UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                         OPTIONS/SARS AT FISCAL         OPTIONS/SARS AT FISCAL
                                                             VALUE            YEAR-END(#)                   YEAR-END($)(2)
                                         SHARES ACQUIRED    REALIZED   --------------------------  ---------------------------------
NAME                                     ON EXERCISE (#)     ($)(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE      UNEXERCISABLE
--------------------------------------  -----------------  ----------  -----------  -------------  ------------  -------------------
Lawrence M. Johnson...................          8,271      $  449,917     157,051        50,000    $  2,000,644               0
Richard J. Dahl.......................          1,239         280,922     143,235        40,000       1,745,531               0
Alton T. Kuioka.......................          5,000         299,237      62,904        20,000         898,162               0
David A. Houle........................          2,000          24,160      24,500        10,000         252,958               0
Denis K. Isono........................            500          11,455      17,175         4,000         271,731               0

---------

(1) Includes exercise of stock appreciation rights.

(2) The fair market value of Bancorp's stock at year-end was $42.00.

          LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR (1)

                                                                                    ESTIMATED FUTURE PAYOUT UNDER
                                     TARGET PAYOUT                                    LONG-TERM INCENTIVE PLAN
                                     AS A % OF FY       PERFORMANCE OR OTHER     -----------------------------------
                                     97-99 AVERAGE   PERIOD UNTIL MATURATION OR   THRESHOLD     TARGET    MAXIMUM ($
NAME                                 ANNUAL SALARY             PAYOUT             ($ OR #)     ($ OR #)     OR #)
----------------------------------  ---------------  --------------------------  -----------  ----------  ----------
Lawrence M. Johnson...............           40%        3 years ending 12-31-99   $     295   $  295,000  $  590,000
Richard J. Dahl...................           35%        3 years ending 12-31-99         180      175,000     350,000
Alton T. Kuioka...................           35%        3 years ending 12-31-99         110      110,000     220,000
David A. Houle....................           30%        3 years ending 12-31-99          75       74,000     148,000
Denis K. Isono....................           20%        3 years ending 12-31-99          30       26,000      52,000

---------

(1) Represents contingent awards under Bancorp's Sustained Profit Growth Plan for the three-year incentive period from January 1, 1997 through December 31, 1999. Under this Plan each executive receives a contingent award of a specified percentage of his average annual base salary for the three-year period. The maximum cash award payable under the plan is two times the contingent award. The amount of the cash awards will depend upon Bancorp's performance as measured by earnings per share growth and return on average equity. Maximum payout, which is two times the contingent award, can occur only if the weighted average return on average equity for the three years covered by the plan during the three-year period is 18% or more and total growth in earnings per share is 35% or more. No payments will be made if the weighted average return on average equity for the three years covered by the plan is 12% or less and total growth in earnings per share is less than 15%. If growth in the weighted average return on average equity for the three years covered by the plan during such period is about 15% and growth in earnings per share is about 25%, then one times the contingent awards would be payable ("Target" above). After the earnings per share growth rate and the weighted average return on average equity for the three years covered by the plan have been ascertained, the Chairman and the President of Bancorp will prepare recommendations for all participants (excluding themselves) for the Compensation Committee. The Compensation Committee will then make the final determination of cash awards. Target amounts are not presently determinable and the amounts set forth above are based on an assumed adjustment of 5% per annum of the 1996 annual compensation.

                               PENSION PLAN TABLE

                                            ESTIMATED MAXIMUM ANNUAL RETIREMENT
        AVERAGE ANNUAL                      BENEFIT BASED UPON YEARS OF SERVICE
     SALARY IN CONSECUTIVE       ----------------------------------------------------------
      HIGHEST PAID YEARS             15          20          25          30         35*
-------------------------------  ----------  ----------  ----------  ----------  ----------
$ 75,000.......................  $   20,254  $   27,005  $   33,756  $   40,507  $   47,258
 100,000.......................      27,754      37,005      46,256      55,507      64,758
 125,000.......................      35,254      47,005      58,756      70,507      82,258
 150,000.......................      42,754      57,005      71,256      85,507      99,758
 200,000.......................      57,754      77,005      96,256     115,507     134,758
 250,000.......................      72,754      97,005     121,256     145,507     169,758
 300,000.......................      87,754     117,005     146,256     175,507     204,758
 350,000.......................     102,754     137,005     171,256     205,507     239,758
 400,000.......................     117,754     157,005     196,256     235,507     274,758
 450,000.......................     132,754     177,005     221,256     265,507     309,758
 500,000.......................     147,754     197,005     246,256     295,507     344,758
 550,000.......................     162,754     217,005     271,256     325,507     379,758
 600,000.......................     177,754     237,005     296,256     355,507     414,758
 650,000.......................     192,754     257,005     321,256     385,507     449,758
 700,000.......................     207,754     277,005     346,256     415,507     484,758
 750,000.......................     222,754     297,005     371,256     445,507     519,758

---------

 *  Applies only to individuals hired before November 1, 1969.

    The Employees' Retirement Plan of Bank of Hawaii (the "Retirement Plan") provides retirement benefits for employees of participating employers who have completed certain age and service requirements. "Participating employers" means the Bank, Hawaiian Trust Company, Ltd., First Federal Savings and Loan Association of America, First Savings and Loan Association of America, First National Bank of Arizona, and any associated company that has adopted the Retirement Plan. Although retirement generally occurs at age 65, employees may retire at or after age 62 with unreduced benefits. The amount of benefits payable to employees who retire prior to age 62 is subject to specified adjustments. Benefits paid under the Retirement Plan are primarily determined by
(1) the number of months a participant has worked, and (2) a participant's average annual salary during the 60 consecutive months in his or her last 120 months of service affording the highest average, excluding overtime, premium pay, incentive plan payouts, and discretionary bonuses.

    The normal retirement benefit shown earlier assumes payment in the form of a single life annuity commencing at age 65, and is not subject to any deduction for Social Security or other offset amounts. The Internal Revenue Code generally limits the maximum annual benefit which can be paid under the Retirement Plan to the lesser of $120,000 in 1996 or 100% of the participant's average compensation for the highest three consecutive calendar years during which he or she was a participant. Accordingly, if at retirement the annual benefit of any participant should exceed this limit, the individual's benefit from the Retirement Plan will be reduced to the permissible maximum. The amount of this reduction will be paid to the participant from an unfunded excess benefit plan designed for this purpose. The Internal Revenue Code also limits the maximum average annual salary that may be considered for purposes of determining a participant's benefit (e.g., $150,000 in 1996). The amount of the reduction of benefit due to this salary limitation will also be paid to the participant under the unfunded excess benefit plan.

    On January 25, 1995, Bancorp's Board of Directors approved comprehensive revisions to Bancorp's retirement and profit sharing benefits, which include the freezing of the Retirement Plan and vesting of participants as of December 31, 1995 (with the exception that for the next succeeding five year period commencing January 1, 1996, benefits for certain eligible participants, including Messrs. Johnson and Kuioka, will increase in proportion to the increase in the participant's average annual salary). The credited years of service and the 1995 compensation covered by the Retirement Plan of the named executive officers as of the 1995 freeze date are as follows: Mr. Johnson, 32 years and $575,004; Mr. Dahl, 13 years and $375,000; Mr. Kuioka, 26 years and $226,257; Mr. Houle, 2 years and $168,639 and Mr. Isono, 10 years and $106,710. In 1996, the Retirement Plan benefits for Messrs. Johnson and Kuioka were increased by 12.29% and 20.79%, respectively, in proportion to an increase in their average annual salary from 1995 to 1996.

CHANGE-IN-CONTROL ARRANGEMENTS

    Bancorp's Key Executive Severance Plan (the "Severance Plan") provides participants, following a change in control of Bancorp, with severance benefits under circumstances and in amounts set forth in the Severance Plan and in individual severance agreements with each participant. Each of the severance agreements with Bancorp's named executive officers provides that a "change of control" will be deemed to have occurred if (i) any person or group becomes the beneficial owner of 25% or more of the total number of voting securities of Bancorp, or (ii) the persons who were directors of Bancorp before a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election cease to constitute a majority of the Board of Directors of Bancorp or any successor to Bancorp. Mr. Johnson's agreement, and the Severance Plan, further provide that a "change of control" will be deemed to have occurred if a majority of the Board of Directors determines in good faith that a change of control is imminent. For Messrs. Johnson, Dahl and Kuioka, severance benefits are payable if their employment is terminated voluntarily or involuntarily within 2 years of a change of control. Such severance benefits include (i) payment of a lump sum amount equal to 3 years of compensation (consisting of salary, bonuses, and certain other incentive compensation, calculated in Mr. Johnson's case on the basis of his highest total compensation during any 12-month period in the preceding three years, and in the case of Messrs. Dahl and Kuioka, by applying a multiplier of 3 to the highest salary, highest bonus and highest incentive compensation amounts paid in the preceding three years); (ii) special supplemental retirement payments equal to the retirement benefits the participant would have received had his employment continued for 3 years following his termination of employment (or until his normal retirement date, if earlier); and (iii) continuation of all other benefits he would have received had employment continued for 3 years following the termination of employment (or until his normal retirement date, if earlier), such as hospital, medical-surgical, major medical, and group life insurance. The lump sum payment to Mr. Dahl and Mr. Kuioka would also include a payment equal to any difference between the actual payout under the One-Year Incentive Plan for the year of termination and the maximum amount that would be payable if employment continued to the end of the period and all performance goals were achieved. For Mr. Houle, severance benefits are payable if within 2 years of a change of control his employment is involuntarily terminated (or if he voluntarily terminates employment following certain events involving demotion, reduction of responsibilities, relocation, reduction in base salary, certain failures to continue compensation plans and benefits programs or his participation therein, or a failure of Bancorp or its successor to assume the obligations to Mr. Houle under the agreement following a change in control). If such events occur, Mr. Houle would receive as severance two times his then base salary, two times his target bonus under the One-Year Incentive Plan, payouts under the One-Year Plan and the Sustained Growth Profit Plan, continuation of all benefits for two years (or, if earlier, until normal retirement age), and special retirement benefits similar to those described above but calculated as though he had continued employment for two years following termination.

    The agreements with Mr. Dahl and Mr. Kuioka provide that amounts payable thereunder will be grossed up for the amount necessary to pay any golden parachute excise tax due. Mr. Houle's agreement provides that if payments to him would constitute or result in "excess parachute payments", payments to him under the agreement are to be reduced, but only if such reduction would result in an increase in his net benefit.

    Stock options and SARs held by named executive officers will become immediately exercisable upon a change of control. See notes to the table entitled "Stock Option/SAR Grants in Last Fiscal Year" on page 13. A change in control will also cause the lapse of restrictions on stock issued under the Director Stock Compensation Program.

    In the case of the Incentive Plans and the 1997 to 1999 Growth Plan cycle, the relevant incentive period will end and awards will be paid upon a dissolution, liquidation, or change in control (as defined under the Severance
Plan) of Bancorp. In those circumstances, payments will be calculated by multiplying contingent awards by 2.0 and by adjusting awards in proportion to the number of months of the original incentive period that elapsed prior to the triggering event. In the case of Growth Plan cycles that commenced in 1995 and 1996, relevant plan provisions do not utilize a change of control definition, and provide that triggering events would include dissolution, liquidation, or a consolidation or merger in which Bancorp is not the surviving corporation.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee, composed entirely of non-employee directors, sets and administers the policies which govern Bancorp's executive compensation programs, and various incentive and stock option programs. The Committee reviews compensation levels of members of management, evaluates the performance of management, and considers management succession and related matters. All decisions relating to the compensation of Bancorp's officers are reviewed by the full Board, except for decisions about awards under Bancorp's employee stock option plans, which must be made solely by the Committee.

    The policies and underlying philosophy governing Bancorp's executive compensation program, which are endorsed by the Committee and the Board of Directors, are designed to: (i) maintain a compensation program that is equitable in a competitive marketplace, (ii) provide opportunities that integrate pay with Bancorp's annual and long-term performance goals, (iii) encourage achievement of strategic objectives and creation of stockholder value,
(iv) recognize and reward individual initiative and achievements, (v) maintain an appropriate balance between base salary and short and long-term incentive opportunity, and (vi) allow Bancorp to compete for, retain, and motivate talented executives who are critical to Bancorp's success.

    The Committee seeks to target executive compensation at levels that the Committee believes to be consistent with others in Bancorp's industry, with the executive officers' compensation weighted toward programs contingent upon Bancorp's level of annual and long-term performance. As a result, the executive officers' actual compensation levels in any particular year may be above or below those of Bancorp's competitors, depending upon Bancorp's performance. The following are Bancorp's competitive targets:

    In general, for senior management positions of Bancorp (including Bancorp's executive officers) and its subsidiaries, Bancorp will pay base salaries that, on average, are at the 50th percentile of other banks and financial service companies of Bancorp's current and projected asset size, with opportunities for incentives that will result in total cash compensation above the 50th percentile when Bancorp's performance exceeds expectations.

    Goals for specific components are as follows:

        Base salaries for executives generally are targeted at the 50th percentile.

        The short-term (one-year) incentive plan will provide 50th percentile awards if annual goals are achieved. The plan will pay higher awards if annual performance goals are exceeded.

        Under long-term incentive plans, Bancorp will provide to participants a consistent 50th percentile opportunity from year-to-year, with possibilities of earning substantially higher levels if long-term performance goals are exceeded.

    Bancorp retains the services of nationally recognized consulting firms to assist the Committee in connection with the performance of its various duties. Those firms provide advice to the Committee with respect to compensation programs for senior management (including executive officers) of Bancorp and its subsidiaries. Bancorp also obtains an extensive compensation survey biannually. Such a survey was received in August 1995 in connection with the review by a consulting firm of Bancorp's compensation programs for senior managers.

    The 1995 review of Bancorp's compensation program provided a comparative analysis of 23 positions utilizing a comparator group of 18 bank corporations. Those bank corporations were viewed as more comparable to Bancorp in terms of overall size, business mix and geographic scope than the 26 bank corporations in the Montgomery Securities Regional Bank Group (which includes 8 of the 18 bank corporations) used in the performance graph. For purposes of the 1995 survey, the consultant obtained base salaries as of April 1, 1995 and other compensation data from the comparator group and derived market comparables from that data. The 1995 survey data was utilized in 1996 after adjusting that data to January 1, 1997 by applying an aging factor of 3.5% per year. During 1996 Bancorp participated in a series of annual compensation practice reviews conducted by nationally recognized compensation consultants. Those surveys provided pay practice data for senior manager positions at nationwide banks with $10 billion to $19.9 billion in assets (a group which includes 8 bank corporations utilized for comparative purposes in the 1995 survey), and for various smaller bank corporations. Based on that data and the adjusted results of Bancorp's 1995 biannual survey, Bancorp believes that salary and total cash compensation of its executive officers generally corresponds to the 50th percentile of cash compensation opportunities provided by comparable banks and financial services companies.

1996 COMPENSATION ELEMENTS

    Compensation paid to named executive officers in 1996, as reflected in the Summary Compensation Table on page 11, consisted of the following elements: base salary, profit sharing, and One-Year Incentive Plan cash awards for 1996. In addition, as indicated in the Summary Compensation Table and the table on page 13 entitled "Stock Option/SAR Grants in Last Fiscal Year", in 1996 the Committee awarded stock options under Bancorp's employee stock plans. No awards were paid under Bancorp's Sustained Profit Growth Plan (the "Growth Plan") for the 1994 through 1996 cycle. Both the One-Year Incentive Plan and the Growth Plan are performance-based plans in which awards to named executive officers are tied to objective measures of corporate performance.

BASE SALARIES

    Base salaries for executive officers are determined by evaluating the responsibilities of the positions held, the experience of the individual, the competitive marketplace, and the individual's performance of his responsibilities, with greatest emphasis on individual performance and the competitive marketplace. Adjustments to salary also reflect new responsibilities assigned or assumed by the individual. In setting salaries, the focus is generally on competitive data. Also taken into account are key differences in responsibilities between the executives of Bancorp and of other banks, and the overall economic environment. No specific weighting is given to the foregoing factors.

ONE-YEAR INCENTIVE PLANS FOR 1996

    The stated purpose of Bancorp's One-Year Incentive Plans (in the aggregate, "Incentive Plans") is to (i) motivate special achievement by eligible employees upon whose judgment, initiative and efforts Bancorp is largely dependent for the successful conduct of its business through a compensation program emphasizing performance objectives; (ii) supplement other compensation plans; and (iii) assist Bancorp in retaining and attracting such employees. There are two Incentive Plans. The first covers the Chairman, President, and Vice Chairmen of Bank of Hawaii, and the second covers other key employees of Bancorp and its subsidiaries. Under the Incentive Plans, the Committee establishes, at the start of the fiscal year, performance objectives applicable to annual award payments and the amounts of such awards. Each participant receives a contingent incentive award of a specified percentage of his or her annual base salary. The maximum actual bonus payment permitted is 200% of the contingent incentive award. For 1996, the contingent incentive awards for named executive officers of Bancorp were as follows: Mr. Johnson -- 50%; Messrs. Dahl and Kuioka -- 45%; Mr. Houle -- 30%; and Mr. Isono -- 25%. The awards under the Incentive Plans reported in the "Bonus" column of the Summary Compensation Table on page 11 were based upon financial performance factors established at the start of the fiscal year and reviewed and approved by the Committee. These factors measured Bancorp's (i) Return On Average Assets ("ROAA") and (ii) Earnings Per Share. For purposes of the 1996 Incentive Plans, "ROAA" is defined as Bancorp's net income subject to certain adjustments such as unusual gain or loss transactions for 1996 divided by Bancorp's Average Total Assets (as reported in its Annual Report to Shareholders) for 1996 and "Earnings Per Share" is defined as Bancorp's fully diluted Earnings Per Share as reported by Bancorp in its Annual Report (subject to certain adjustments such as unusual gain or loss transactions) for 1996. The Committee regards ROAA and Earnings Per Share as appropriate measures of performance over a one-year time frame. As elements of the Incentive Plans, they are intended to induce growth in earnings through a more efficient mix of earning assets.

    Under the 1996 Incentive Plan covering the group which includes the Chairman, the maximum financial performance factor of 2.0 would be attained if Earnings Per Share were $3.17 or more and ROAA were 1.0% or more, or, alternatively, if Earnings Per Share were $3.11 or more and ROAA were 1.10% or more, and a financial performance factor of 1.0 would be attained if (among other possible combinations) Earnings Per Share and ROAA were $3.05 and 0.9%, respectively. Under the 1996 Incentive Plan covering other key employees, the maximum financial performance factor of 1.4 would be attained if (among other combinations) Earnings Per Share were $3.17 or more and ROAA were 1.00% or more or, alternatively, if Earnings Per Share were $3.11 or more and ROAA were 1.10% or more, and a financial performance factor of 1.0 would be attained if (among other possible combinations) Earnings Per Share were $3.05 and ROAA were 1.0%, respectively. In the case of the Incentive Plan covering the group which includes the Chairman, the amount of the annual award is determined by multiplying the contingent incentive award by the financial performance factor, and the Committee is not permitted to increase (though it may reduce) the resulting award amount. The Incentive Plan covering other key employees (including Mr. Houle and Mr. Isono) utilizes both a financial performance factor and an individual performance factor. The latter factor reflects an appraisal of the individual's performance of job responsibilities during the incentive period. For this group, the annual award payment is determined by multiplying the contingent incentive award by both the financial performance factor and the individual performance factor.

    For 1997, the Incentive Plans will utilize ROAA and Net Income to determine the financial performance factor. However, for 1997, the Incentive Plan covering the key employee group which does not include the Chairman has been modified to weight the financial performance factor and the individual performance factor by multiplying the factors by percentages which total 100% (e.g., 75% financial performance factor and 25% individual performance factor). Thereafter, the annual award is determined by multiplying the contingent incentive award by the sum of the financial performance and individual performance factors as so adjusted. The weighting of the performance factors allows the annual award to be tied more directly to the employee's roles and responsibilities.

SUSTAINED PROFIT GROWTH PLAN

    The Bancorp Sustained Growth Plan (the "Growth Plan") is intended to advance the interests of Bancorp by (i) motivating special achievement by eligible employees upon whose judgment, initiative, and efforts Bancorp is largely dependent for the successful conduct of its business through a compensation program emphasizing long-term performance incentives; (ii) supplementing other compensation plans; and (iii) assisting Bancorp in retaining and attracting such employees. The Committee has the discretion to determine which, and to what extent, selected senior officers will participate in the Growth Plan on the basis of their ability to make substantial contributions to the long-term success, growth, and profitability of Bancorp. Currently, 53 senior officers (including all Bancorp executive officers) participate in the Growth Plan. Under the Growth Plan, each selected senior officer receives a contingent incentive award opportunity of a specified percentage of his or her average annual base salary for the three-year period. Actual awards are determined by measuring Bancorp's performance over that three year period. Before the beginning of a Growth Plan year, the Committee selects business criteria or measures and establishes specific objective numeric goals for the following three-year period.

    The measures selected for the 1994 to 1996 Growth Plan cycle were net income per employee and growth in earnings per share, weighted equally. Bancorp did not meet its performance goals for the 1994 to 1996 cycle. Accordingly, no long-term incentive payments were made to any named executive officer with respect to such cycle.

    The performance measures selected by the Committee for the 1997 to 1999 cycle, and contingent award percentages for current named executive officers, are described on page 14 under "Long-Term Incentive Plans -- Awards in Last Fiscal Year."

STOCK OPTION PLAN

    The Committee considers stock option grants under the Bancorp Hawaii, Inc. Stock Option Plan of 1994 (the "Plan") for key employees of Bancorp and its subsidiaries. Stock options are granted by the Committee to those key employees whose management responsibilities place them in a position to make substantial contributions to the financial success of Bancorp. Directors who are not also employees may not participate in the Plans. The Committee, which administers the Plans, determines whether the options are incentive stock options or nonqualified stock options. Stock options are granted with an exercise price equal to the market price of Bancorp's common stock on the date of grant.

    The Committee believes that stock options provide a strong incentive to increase shareholder value, since stock options have value only if the stock price increases over time. The Committee believes that option grants to its executive officers and other key employees help to align the interests of management with those of stockholders and to focus the attention of management on the long-term success of Bancorp.

    The size of stock option awards is based primarily on the individual's responsibilities and position. Individual awards are also affected by the Committee's subjective evaluation of other factors it deems appropriate, such as assumption of additional responsibilities, competitive factors, and achievements that in the Committee's view are not fully reflected by other compensation elements. While the value realizable from exercisable options is dependent upon the extent to which Bancorp's performance is reflected in the market price of Bancorp's common stock at any particular point in time, the decision as to whether such value will be realized in any particular year is primarily determined by each individual executive and not by the Committee. Accordingly, the Committee's decisions concerning individual grants generally are not affected by the number of options previously exercised, or the number of unexercised options held.

    In July and December 1996, the Committee granted options for a total of 447,000 shares to 259 key employees. The number of grants in 1996 reflected advice received by the Committee from two compensation consulting firms that levels of option grants should be 1% to 1.5% of outstanding stock.

    The amounts of individual awards to executive officers in 1996 were based on their individual positions and responsibilities, and the other factors discussed above. In the case of Mr. Johnson, the Committee elected to grant him a stock option for 50,000 shares at an option price of $42.25 on December 20, 1996. The 1996 award to Mr. Johnson reflect the Committee's continuing strategy of balancing short and long-term incentives in structuring executive officer compensation. The level of his 1996 option awards was determined primarily by the Committee's subjective evaluation of the importance to Bancorp of its Chairman and Chief Executive Officer relative to positions held by other key employees to whom options were awarded. In addition, the Committee's December 1996 grants to Mr. Johnson took into account without any specific weighting, competitive considerations and the Committee's view that Mr. Johnson had made significant accomplishments as set forth in the "CEO Compensation" section below

CEO COMPENSATION

    In setting Mr. Johnson's target annual compensation as Chief Executive Officer ("CEO"), the Committee has sought to provide levels that are competitive among comparable banks and financial services corporations as described at page
17. The specific target levels for each element of compensation were the same as those shown on page 17 for all Bancorp executive officers. Bancorp's One-Year Incentive Plan, the Growth Plan and option grants make a substantial percentage of Mr. Johnson's compensation dependent upon Bancorp's performance. These arrangements also implement the Committee's intent to have a significant percentage (over 20%) of each executive officer's target compensation based on objective long-term performance criteria.

    In 1995, the Board, at the request of Mr. Johnson, initiated an expanded evaluation and assessment of the CEOs performance which was completed in late 1996. Mr. Johnson's base salary was increased effective February 1996 to $660,000 from $575,000 in 1995. The salary adjustment was in recognition of the 1995 compensation survey discussed in the 1996 proxy which reflected that Mr. Johnson's salary was below the 50th percentile of market data and on which the Committee at the request of Mr. Johnson, deferred action until 1996. The Committee also considered the initial results of the expanded evaluation process. Mr. Johnson received, in 1997, a 1996 bonus of $491,973. The amount of that bonus, which was determined by applying Bancorp's 1996 results to the applicable financial performance factor for the Incentive Plan in which he participates, increased Mr. Johnson's 1996 direct cash compensation (salary plus bonus) to a level at approximately the 50th percentile of direct cash compensation market data for nationwide banks and financial services corporations. In 1996 the Committee awarded Mr. Johnson at-market options to acquire a total of 50,000 shares, for reasons described above. He received no payment under the Growth Plan.

    The CEO Evaluation Committee met 4 times separately and 2 times with Mr. Johnson in 1996. The Committee reviewed evaluations submitted by all independent Bancorp directors and requested a self-performance review from Mr. Johnson. The Committee presented the ratings and evaluation to Mr. Johnson and the full board for discussion and Mr. Johnson responded to the Committee and the full board. Results of this review were considered by the Committee in making its option decisions, and will affect 1997 compensation decisions. Mr. Johnson's performance was evaluated using the following criteria:

       --  Strategic Planning
       --  Financial Performance
       --  Structural Soundness
       --  Decision Making
       --  External Relations
       --  Board Relations
       --  Shareholder Relations
       --  Corporate Objectives

    The Committee determined that under Mr. Johnson's leadership, Bancorp had made significant progress and accomplishments. Some of the key quantitative indicators of performance are set forth below:

                                                                             COMPANY PERFORMANCE
                                                                               1995       1996
                                                                             ---------  ---------
Net Income (millions)......................................................  $   121.8  $   133.1
Earnings Per Share (EPS)...................................................  $    2.90  $    3.23
Return on Average Assets (ROAA)............................................        .98%       .99%
Return on Average Equity (ROAE)............................................      11.87%     12.43%
Equity to Assets (EOA).....................................................       8.27%      7.95%

REVENUE RECONCILIATION ACT OF 1993

    In 1993, Congress adopted the Revenue Reconciliation Act of 1993 (the "1993 Act"), certain provisions of which limit the ability of publicly-held companies to deduct for taxation purposes the compensation paid to individual employees in excess of $1 million in any fiscal year. The 1993 Act affords certain exemptions to the deductibility limitation, generally requiring that compensation be closely tied to objective performance criteria.

    In general, Bancorp intends to maintain deductibility for all compensation paid to covered employees, and will comply with the required terms of the specified exemptions under the 1993 Act, except in circumstances under which such compliance would unduly interfere with the goals of Bancorp's executive compensation program or the loss of deductibility would not be materially adverse to Bancorp's overall financial position. Beginning in 1996, the One-Year Incentive Plan, discussed on page 18, was amended to increase the maximum contingent incentive award for the President and Vice-Chairmen of Bank of Hawaii (currently Mr. Dahl and Mr. Kuioka) from 40% to 45% of annual base salary. The Committee recognizes that any increased compensation attributable to this amendment would not qualify for exemption from the deduction limitation. However, consistent with the Committee's above-stated intent, the Committee believes that the amendment is necessary to achieve the incentive goals of Bancorp's executive compensation program and any loss of deductibility would not be materially adverse.

                                          Compensation Committee
                                          Fred E. Trotter, Chairman
                                          Stuart T. K. Ho
                                          Herbert M. Richards, Jr.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    No executive officer of Bancorp served as a member of a compensation committee (or board of directors serving as such) of any entity of which any member if the Compensation Committee was an executive officer.

    As discussed under "Transactions with Management and Others" Bancorp offers preferential rate loans for primary residences to directors and executive officers of Bancorp and its subsidiaries. Such preferential rate loans include primary residence adjustable rate mortgage loans made to two members of the Compensation Committee, Messrs. Ho and Trotter. The largest such loan amounts outstanding during 1996, the loan amounts outstanding at December 31, 1996, and the average interest rates charged during 1996 in connection with these two loans were, respectively, $368,942, $359,486 and 6.50% for Mr. Ho, and $310,748,
$307,110 and 7.38% for Mr. Trotter. Mr. Ho is Chairman and President of Capital Investment of Hawaii, Inc. which purchased commercial paper from Bancorp during 1996. The range of purchases was from $150,000 to $1,513,334 at an average interest rate of 4.75% and the amount outstanding as of December 31, 1996 was $300,000 and the average purchase was $609,392. Mr. Trotter is President of F.
E. Trotter, Inc. which during 1996 had leases with Bancorp Leasing of Hawaii, Inc. a subsidiary of Bank of Hawaii. The largest aggregate amount outstanding as of 1996 was $97,341 at an average yield of 21.36% and the amount outstanding as of December 31, 1996 was $58,107. Transactions with Capital Investment of Hawaii, Inc. and F. E. Trotter, Inc. were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

                               PERFORMANCE GRAPH

    The following performance graph, which shows a five-year comparison of cumulative total returns for Bancorp, the S&P 500 Index, and a peer group defined in the Montgomery Securities Regional Bank Median, shall not be deemed to be incorporated by reference into any filing under the 1933 Act or the 1934 Act, except to the extent Bancorp specifically incorporates it by reference into a filing under the 1933 Act or the 1934 Act; nor shall it be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the 1934 Act or to the liabilities of Section 18 of the 1934 Act, except to the extent that Bancorp specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the 1933 Act or the 1934 Act. As of the date of this Proxy Statement, Bancorp has made no such incorporation by reference or request.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                        (INCLUDES DIVIDEND REINVESTMENT)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            BANCORP HAWAII    S&P 500   MONTGOMERY SECURITIES REGIONAL BANK MEDIAN
Dec-91                 $100       $100                                         $100
Dec-92                  101        104                                          130
Dec-93                   97        112                                          136
Dec-94                   93        110                                          130
Dec-95                  136        148                                          201
Dec-96                  164        178                                          279

                                                                                         MONTGOMERY
                                                                                         SECURITIES
                                                                               S&P        REGIONAL
                                                          BANCORP HAWAII       500       BANK MEDIAN
                                                         -----------------  ---------  ---------------
12/91..................................................      $     100      $     100     $     100
12/92..................................................            101            104           130
12/93..................................................             97            112           136
12/94..................................................             93            110           130
12/95..................................................            136            148           201
12/96..................................................            164            178           279

---------

 * Assumes $100 invested on December 31, 1991 in Bancorp Hawaii stock, the S&P 500 Index and the Montgomery Securities Regional Bank Median. The total return on each investment is as of December 31 of each of the subsequent five years and assumes reinvested dividends.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

LOANS

    Directors and named executive officers of Bancorp and their associates were customers of, and had transactions with Bancorp and its subsidiaries in the ordinary course of business in 1996, and additional transactions in the ordinary course of business may be expected to take place in the future with Bancorp and its subsidiaries.

    With the exception of the preferential rate loans described below, all outstanding loans and commitments by Bancorp to directors, executive officers, and their associates were made in the ordinary course of business, were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features. Bancorp offers preferential rate loans to directors and executive officers of Bancorp and its subsidiaries for primary residences under policies, terms, and conditions applicable to all other employees at rates no lower than 1% below the prevailing market rates.

    The following schedule (together with certain information set forth under "Compensation Committee Interlocks and Insider Participation") provides information concerning preferential rate loans made by Bancorp to those directors and named executive officers of Bancorp whose aggregate indebtedness exceeded $60,000 at any time during 1996:

                                                        LARGEST LOAN                                   AVERAGE
                                                         AMOUNT(S)    LOAN AMOUNT(S)                   INTEREST
                                                        OUTSTANDING   OUTSTANDING ON      TYPE OF        RATE
DIRECTORS                                               DURING 1996      12/31/96      TRANSACTION(S)  CHARGED
------------------------------------------------------  ------------  ---------------  -------------  ----------
Peter D. Baldwin......................................   $  347,793     $   341,905      Real Estate    6.63%(1)
Richard J. Dahl.......................................    1,054,335         879,773      Real Estate    7.00%(2)
Stuart T.K. Ho........................................      368,942         359,486      Real Estate    6.50%(1)
Lawrence M. Johnson...................................      555,410         549,483      Real Estate    6.50%(1)
Fred E. Trotter.......................................      310,748         307,110      Real Estate    7.63%(1)
Donald M. Takaki......................................      185,802         181,795      Real Estate    7.13%(1)

EXECUTIVE OFFICERS
(EXCLUDING THOSE WHO
ARE ALSO DIRECTORS)
------------------------------------------------------
Alton T. Kuioka                                             484,028         471,562      Real Estate    7.50%(2)
David A. Houle                                              299,950         295,778      Real Estate    7.13%(1)
Denis K. Isono                                              172,150         166,853      Real Estate    7.25%(1)

---------

(1) Primary residence adjustable rate mortgage loan.

(2) Primary residence fixed rate mortgage loan.

CERTAIN BUSINESS RELATIONSHIPS

    Bancorp and its subsidiaries, in the ordinary course of business, have occasion to utilize the products or services of a number of organizations with which directors of Bancorp are or were affiliated as officers, directors, partners or shareholders. Management believes that such transactions were on terms that were at least as favorable to Bancorp or the subsidiaries of Bancorp involved as would have been available from unaffiliated parties.

LEASES

    Donald M. Takaki is Chairman and CEO of Island Movers, Inc. which leased equipment from Bancorp Leasing of Hawaii, Inc. a subsidiary of Bank of Hawaii, during 1996. The largest aggregate amount outstanding during 1996 was $130,242 at an average yield of 16.66% and the amount outstanding as of December 31, 1996 was $122,332. Transactions with Island Movers, Inc. were made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

SALE OF COMMERCIAL PAPER

    As a means to borrow funds on a short-term basis, Bancorp issues commercial paper that matures in 1 to 269 days. The interest rates paid are determined by prevailing money market conditions. Among those who purchased Bancorp's commercial paper during 1996 were:

                                                                                              AVERAGE      AMOUNT
                                                             AMOUNT OR RANGE OF PURCHASES    INTEREST    OUTSTANDING
                        PURCHASER                           AND AVERAGE PURCHASE FOR 1996      RATE       12/31/96
----------------------------------------------------------  ------------------------------  -----------  -----------
Capital Investment of Hawaii, Inc. (of which Mr. Ho, a          $150,000 to 1,513,334             4.75%   $ 300,000
  director of Bancorp, is Chairman and President)             Average purchase $609,392

      PROPOSAL TO AMEND THE BANCORP HAWAII, INC. STOCK OPTION PLAN OF 1994

    Bancorp's Board of Directors has approved, and recommended that shareholders approve, an amendment to Section 4.1 of the Bancorp Hawaii, Inc. Stock Option Plan of 1994 (the "Plan"), pursuant to which a maximum of 2,875,000 shares of common stock (an additional 1,000,000 shares in addition to the original 1,250,000 shares which was adjusted to 1,875,000 as a result of a 50 percent stock dividend declared on January 26, 1994 and payable on March 15, 1994) of Bancorp may be issued. As of December 31, 1996 there were 994,373 shares available under the 1994 Plan. The 1994 Plan will not be affected except by an increase in the number of shares available for grant.

    The purpose of the 1994 Plan is to attract, retain and motivate high quality personnel and to provide incentives for the promotion of business and the financial success of the Bancorp by providing them with an equity participation in Bancorp. The Board of Directors believes that the additional shares are desirable in order to service the needs of the 1994 Plan and to promote and closely align the interest of employees of Bancorp and its shareholders by providing stock-based compensation. Beginning in 1995, the Compensation Committee, based on advice received from compensation consulting firms, concluded that it would increase, beginning in 1995, the aggregate number of options awarded. The Compensation Committee anticipates future annual awards in amounts approximating one percent of Bancorp's outstanding shares and the additional shares will fulfill this need.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE FOREGOING
  PROPOSAL.

            PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION
                   TO CHANGE THE NAME OF BANCORP HAWAII, INC.
                    TO PACIFIC CENTURY FINANCIAL CORPORATION

    Bancorp's Board of Directors has approved, and recommended that shareholders approve, an amendment to Bancorp's Restated Articles of Incorporation to change the name of Bancorp Hawaii, Inc. to Pacific Century Financial Corporation.

    In the opinion of management and the Board of Directors, there has been a growing need on the part of Bancorp Hawaii, Inc. for a more distinctive and descriptive identity than that provided by the present name. The Board of Directors believes that the new proposed name will position Bancorp Hawaii, Inc. to capitalize on the strategic locations of its offices in expanding into additional markets, facilitate growth opportunities, and provide a more contemporary identity beyond traditional banking services. BANK OF HAWAII, BANCORP'S PRINCIPAL SUBSIDIARY, WILL NOT CHANGE ITS NAME OR IDENTIFICATION AS A RESULT OF THE PARENT COMPANY'S NAME CHANGE.

    Pacific Century Financial Corporation is a name that reflects our strategic goals: to grow in the Pacific and to position ourselves as a full-service financial provider. Pacific Century has a forward-looking visionary appeal, and the name provides linkage between our past accomplishments and our future goals. While Hawaii will remain our headquarters and our home, this new name communicates the scope of our business and our geographic reach throughout the Pacific region.

    Accordingly, the Board of Directors recommends that shareholders approve the proposal to amend Bancorp Hawaii Inc.'s Restated Articles of Incorporation, as heretofore amended, so as to accomplish such change wherever the name Bancorp Hawaii, Inc. appears therein, including without limitation Article I thereof, which shall be amended to read as follows:

                                       I
                     The name of the corporation shall be:
                     PACIFIC CENTURY FINANCIAL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE FOREGOING
  PROPOSAL."

                       ELECTION OF AN INDEPENDENT AUDITOR

    The Board of Directors, on recommendation of the Audit Committee, recommends the reelection of Ernst & Young LLP as Bancorp's Independent Auditor for 1997 and thereafter, until its successor is elected. Ernst & Young LLP has been Bancorp's Independent Auditor since its incorporation in 1971 and also serves as Independent Auditor for the Bank. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and have indicated that they will have no statement to make but will be available to respond to questions.

                                 OTHER MATTERS

    Bancorp knows of no other matter to come before the meeting. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy will vote in accordance with their judgment upon any such matters.

    Section 2.06 of Bancorp's By-Laws provides that for business to be properly brought before the meeting by a shareholder, the shareholder must give written notice thereof to the Corporate Secretary of Bancorp no later than 80 days nor earlier than 90 days prior to April 26, 1997, which is the first anniversary of the preceding year's annual meeting. Such notice must set forth as to each matter the shareholder proposes to bring before such meeting certain information specified in Bancorp's By-Laws. Any such notice must be delivered or received by the Corporate Secretary, Bancorp Hawaii, Inc., 130 Merchant Street, Honolulu, Hawaii 96813.

                     SHAREHOLDER PROPOSALS FOR 1998 MEETING

    Proposals of shareholders to be presented at and included in Bancorp's Proxy Statement and proxy for the 1998 Annual Meeting of Shareholders must be received by Bancorp (at 130 Merchant Street, Honolulu, Hawaii 96813) on or before November 9, 1997.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ Cori C. Weston

                                          VICE PRESIDENT AND CORPORATE SECRETARY

HONOLULU, HAWAII
MARCH 7, 1997

    A COPY OF BANCORP'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE RELATED FINANCIAL STATEMENTS AND SCHEDULES FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO ANY SHAREHOLDER WHO REQUESTS A COPY IN WRITING. THE FORM 10-K CONSISTS PRIMARILY OF INCORPORATION BY REFERENCE OF INFORMATION CONTAINED IN THE ANNUAL REPORT TO SHAREHOLDERS OR IN THIS PROXY STATEMENT. REQUESTS FOR COPIES SHOULD BE MAILED TO CORI C. WESTON, VICE PRESIDENT AND CORPORATE SECRETARY, BANCORP HAWAII, INC., 130 MERCHANT STREET, HONOLULU, HAWAII 96813.

                              BANCORP HAWAII, INC.
                  130 MERCHANT STREET, HONOLULU, HAWAII 96813

                                     PROXY
            FOR THE ANNUAL MEETING OF STOCKHOLDERS -- APRIL 25, 1997

    THIS PROXY IS SOLICITED BY MANAGEMENT BY ORDER OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Peter D. Baldwin, Mary G.F. Bitterman, Stanley S. Takahashi, Herbert M. Richards, Jr., and H. Howard Stephenson, and each of them, the proxy of the undersigned, with full powers of substitution, to vote all common stock of Bancorp Hawaii, Inc., which the undersigned may be entitled to vote at the annual meeting of stockholders of the corporation to be held on April 25, 1997, or at any adjournment thereof. Said proxies are instructed to vote as follows:

    THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF ITS NOMINEES AS DIRECTORS, ELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR; APPROVE AN AMENDMENT TO THE BANCORP HAWAII, INC. STOCK OPTION PLAN OF 1994; AND APPROVE AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. SAID PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

1.      Elect the following Directors:
        Class II Directors for terms      Nominees: David A. Heenan, Stuart T.K. Ho, Lawrence M. Johnson,
        expiring in                                    Fred E. Trotter
        2000
        Class I Director for term         Nominee:  Donald M. Takaki
        expiring in 1999
        (CHECK ONE BOX ONLY)

  For all nominees listed above / /   Withhold Authority for all nominees listed
  above / /                          For all nominees except as listed below / /

  (TO WITHHOLD AUTHORITY FOR ANY PARTICULAR NOMINEE WRITE HIS NAME ON THE LINE
                                     BELOW)

--------------------------------------------------------------------------------

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

2.         Elect Ernst & Young LLP as Independent Auditor.     FOR  / /   AGAINST  / /    ABSTAIN  / /
3.         Approve an amendment to Section 4.1 of the Bancorp  FOR  / /   AGAINST  / /    ABSTAIN  / /
           Hawaii, Inc. Stock Option Plan of 1994 ("Plan") to
           increase the number of shares of common stock
           available for grant under the Plan.
4.         Approve an amendment to the Restated Articles of    FOR  / /   AGAINST  / /    ABSTAIN  / /
           Incorporation to change the name of Bancorp Ha-
           waii, Inc. to Pacific Century Financial
           Corporation.

                                            ADDRESS CHANGE AND/OR COMMENTS MARK
                                                           HERE

                                          PLEASE SIGN YOUR NAME EXACTLY AS IT
                                          APPEARS HEREON. JOINT OWNERS SHOULD
                                          SIGN PERSONALLY. ATTORNEY, EXECUTOR,
                                          ADMINISTRATOR, TRUSTEE OR GUARDIAN
                                          SHOULD INDICATE FULL TITLE. IF ADDRESS
                                          IS INCORRECT, PLEASE GIVE THE CORRECT
                                          ONE.

                                          Dated
                                          --------------------------------------

                                          --------------------------------------
                                          Signature (no witness required)

                                          --------------------------------------
                                          Signature if stock held jointly

                                          VOTES MUST BE INDICATED
                                          (X) IN BLACK OR BLUE INK.

          SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.